Exhibit 10.26

Primo Brands Corporation

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) of Primo Brands Corporation (the “Company”) who is not an employee of the Company or ORCP Stockholder (as such term is defined in the Stockholders Agreement, dated as of November 7, 2024, by and among Primo Brands Corporation, Triton Water Parent Holdings, LP, and any other persons that may become party thereto, as may be amended from time to time (the “Stockholders Agreement”)) for so long as the Stockholders Agreement remains in effect (each such director, an “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service. This Policy shall become effective on the date of consummation of the transactions contemplated by that certain Arrangement Agreement and Plan of Merger, dated as of June 16, 2024, as amended from time to time, by and among the Company, Triton Water Parent, Inc., Triton Merger Sub 1, Inc., 1000922661 Ontario Inc. and Primo Water Corporation (the “Effective Date”), and shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion.

Cash Compensation

Each Non-Employee Director will receive the cash compensation set forth below for service on the Board following the Effective Date. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial quarters of service. All annual cash fees are vested upon payment.

Category	Annual Fees
Annual Board retainer	$110,000
Annual fee for Lead Independent Director	$32,500
Annual fee for chairing the:
Audit Committee	$25,000
Compensation Committee	$25,000
Nominating and Governance Committee	$15,000
Sustainability Committee	$15,000
Annual fee for committee membership (for non-Chair positions)	$5,000

Additionally, cash compensation for ad hoc, special or other committees of the Board may be established by the Board from time to time.

Equity Compensation

Equity awards will be granted under the Company’s applicable equity incentive plan as may be in effect from time to time, including the Company’s Equity Incentive Plan, in each case as amended, or amended and restated from time to time (such plan, the “Equity Plan”).

a)

Annual Grant. At the close of business on the date of each annual meeting of the Company’s shareowners (the “Annual Meeting Date”), each person who is then a Non-Employee Director and will continue to serve as a Non-Employee Director immediately following such Annual Meeting Date will receive shares of Class A common stock, par value $0.01 per share (“Common Shares”), with an aggregate value of $175,000 (an “Annual Grant”).

b)

Initial Grant for New Directors. Each person who is elected or appointed for the first time to be an Non-Employee Director will, upon the date of his or her initial election or appointment to be an Non-Employee Director (the “Commencement Date”), receive Common Shares with an aggregate value of $175,000, multiplied by a fraction, the numerator of which is the number of days between the Commencement Date and the then-scheduled next Annual Meeting Date (or, if such Annual Meeting Date has not yet been scheduled, the first anniversary of the immediately preceding Annual Meeting Date or such other date as is determined by the Board in its sole discretion), and the denominator of which is 365 (an “Initial Grant”).

For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an Annual Meeting shall receive only an Annual Grant, and shall not receive any Initial Grant on the Annual Meeting Date. Members of the Board who are employees of the Company or One Rock Capital Partners, LLC or any of their respective affiliates and remain on the Board will not receive an Initial Grant, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment, Annual Grants.

c)

Board Leadership Equity Retainer. At the close of business on the Annual Meeting Date, the continuing Non-Executive Chairman immediately following such Annual Meeting Date will receive additional Common Shares with an aggregate value of $175,000.

With respect to cash compensation, each Non-Employee Director may elect to receive Common Shares in lieu of all or a portion of such cash compensation to which the Non-Employee Director would otherwise be entitled to, as described above. Each Non-Employee Director shall make any such election by notifying the Chief Human Resources Officer in writing during a period in which the Company is in an open trading window and the Non-Employee Director is not aware of any material non-public information. The notification must be received by December 31 of the year prior to the calendar year to which the election relates (the “Election Deadline”), and such election may not be modified during such calendar year. Once an election to receive Common

Shares in lieu of receiving cash compensation is effective for a calendar year, it shall remain effective for subsequent calendar years, unless a new written notice is delivered to the Chief Human Resources Officer prior to the applicable Election Deadline. For each Non-Employee Director electing to receive Common Shares in lieu of such cash compensation, the date on which the Common Shares will be granted will be the date on which the cash compensation would otherwise have been earned, which is the last business day of each fiscal quarterly period, and the number of Common Shares will be determined by dividing (i) the cash compensation that the Non-Employee Director elects to forgo in exchange for such Common Shares, by (ii) the Fair Market Value (as defined in the Equity Plan) of a Common Share on the date of grant.

Travel Expenses

The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses in accordance with the Company’s travel and expense policy, as in effect from time to time, to cover in-person attendance at and participation in Board meetings and meetings of any committee of the Board; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with such policy. To the extent that any taxable reimbursements are provided to any Non-Employee Director, they will be provided in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, including, but not limited to, the following provisions: (i) the amount of any such expenses eligible for reimbursement during such individual’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense must be made no later than the last day of such individual’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement may not be subject to liquidation or exchange for another benefit.

Director Education Expenses

Pursuant to the Company’s Corporate Governance Guidelines, the Nominating and Governance Committee provides an orientation and education program for new directors to familiarize them with the Company and its business. The Company will reimburse directors for reasonable expenses of attendance at such programs. Additionally, the Company encourages directors to participate in continuing education programs provided by outside sources. The Company will reimburse directors for reasonable expenses of attendance by a director at one such program annually.

Compensation Limits. Notwithstanding anything to the contrary in this Director Compensation Policy, all compensation payable hereunder will be subject to any limits on the maximum amount of Non-Employee Director compensation set forth in the Equity Plan, as in effect from time to time.

Administration

The Board will have the sole discretion and authority to administer and interpret the Policy, and the decisions of the Board will be final and binding on all persons having an interest in the Policy.